Exhibit b-82

               ARTICLES OF DISSOLUTION
                          OF

          R. S. ANDREWS OF VERO BEACH, INC.

                      ARTICLE I

        The name of the corporation is R.S. Andrews of Vero Beach, Inc. (the 'Corporation")

                    ARTICLE II

              A notice of Intent to Dissolve the
Corporation was filed with the Secretary of State of Georgia on December 31, 2001. The Notice of Intent to
Dissolve has not been revoked.

                     ARTICLE III

              All known debts, liabilities and
obligations of the Corporation have been paid and discharged or adequate provision has been made therefore.
                      ARTICLE IV

              All remaining property and assets of the Corporation have been distributed to its shareholders or adequate provision has been made therefore or such property and assets have been deposited with the Department of Administrative Services as provided in
Section 14-2-1440 of the Georgia Business Corporation
Code.

                      ARTICLE V

              There are no actions pending against the Corporation in any court or adequate provision has been made for the satisfaction of any judgment, order or decree which may be entered against the Corporation in any pending action.


              IN WITNESS WHEREOF, the undersigned
authorized officer has executed these Articles of Dissolution this 31 day of December, 2001.

                    R.S. ANDREWS OF VERO BEACH, INC.


                    /s/Frank M. Chamberlain
                    Frank M. Chamberlain, Chief
                    Executive Officer